UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 19, 2021

 Freshpet, Inc.
(Exact name of Registrant as Specified in Its Charter)

Delaware	001-36729	20-1884894
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 Plaza Drive, 1st Floor Secaucus, New Jersey		07094
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (201) 520-4000

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	FRPT	NASDAQ Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.  Entry into a Material Definitive Agreement.

On February 19, 2021, Freshpet, Inc. (the “Company”) entered into the Sixth Amended and Restated Loan and Security Agreement, by and among the Company, as borrower, City National Bank, as the arranger and administrative agent, and the lenders party thereto (the “New Loan Agreement”), which amends and restates in full the Company’s Fifth Amended and Restated Loan and Security Agreement, dated as of April 17, 2020. The New Loan Agreement provides for a $350 million senior secured credit facility (the “New Credit Facility”), encompassing a $300 million delayed draw term loan facility (the “Delayed Draw Facility”) and a $50 million revolving loan facility (the “Revolving Loan Facility”), which replaces the Company’s prior $130 million delayed draw term loan facility and $35 million revolving loan facility.

The New Credit Facility will mature on February 19, 2026, and borrowings thereunder will bear interest at variable rates depending on the Company’s election, either at a base rate or at LIBOR, in each case, plus an applicable margin. Subject to the Company’s leverage ratio, the applicable margin will vary between 0.75% and 2.25% for base rate loans and 1.75% and 3.25% for LIBOR loans. The Company has the option to borrow term loans under the Delayed Draw Facility (“Delayed Draw Term Loans”) until August 19, 2023, subject to certain conditions. Commencing on August 19, 2022, the amount of any outstanding Delayed Draw Term Loans shall be repayable in equal consecutive quarterly installments equal to 1/28 of the outstanding Delayed Draw Term Loans. On August 19, 2023, the amortization will reset and the amount of any outstanding Delayed Draw Term Loans shall be repayable in equal consecutive quarterly installments equal to 1/28 of the outstanding Delayed Draw Term Loans and the remainder shall be due and payable on the maturity date.

Borrowings under the New Credit Facility will be secured by substantially all of the Company’s and certain of its subsidiaries’ assets. The New Loan Agreement requires compliance with various covenants customary for agreements of this type, including financial covenants and negative covenants that limit, among other things, the Company and its subsidiaries’ ability to incur additional debt, create or incur liens, engage in mergers or consolidations, sell, transfer or otherwise dispose of assets, make voluntary prepayments to subordinated debt, permit a change of control, pay dividends or distributions, make investments, and enter into certain transactions with affiliates. The New Loan Agreement also includes events of default customary for agreements of this type.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description of Exhibit

10.1
Sixth Amended and Restated Loan and Security Agreement, dated February 19, 2021, by and among the Company and City National Bank, as the arranger and administrative agent, and the lenders party thereto.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FRESHPET, INC.
Date: February 19, 2021	By:	/s/ Heather Pomerantz
Name: Heather Pomerantz
Title: Chief Financial Officer